Exhibit 10.17

2024 Senior Executive Incentive Plan

Eagle Bancorp, Inc.

Eagle Bancorp, Inc. and EagleBank Executive Annual Incentive Plan
Plan Document and Administrative Guidelines

This Annual Incentive Plan (the “Plan”) is for the Executive Management Team of Eagle Bancorp, Inc. (“Company”) and EagleBank. The annual incentive plan is designed to compensate plan participants for the attainment of specified overall bank goals. The objective is to align the interests of senior executives with the interests of the Bank in obtaining superior financial results.

•Bank Performance - For all plan participants, the annual incentive will be based on overall bank performance. The Compensation Committee will approve bank wide goals for each member of the executive team on an annual basis. In addition, they will review the Bank’s annual incentive programs to ensure they do not encourage risky behavior.

PERFORMANCE STANDARDS

For each performance objective, an appropriate standard of performance must be established with three essential performance points:

•Threshold Performance: That level of performance for each objective below which no award will be given. Threshold performance will be 85% of target expectations with the exception of Efficiency Ratio which will be 105% of target expectations.

•Target Performance: The level of performance for each factor at budgeted goals. The budgeted, or expected, level of performance is based upon historical data, and management's best judgment as to expected performance during the upcoming performance period. The Compensation Committee will approve bank wide goals on an annual basis.

•Max Payout: The maximum level of potential payout. Individual metrics will be capped to align with overall maximum payout. Max payout will be 115% of target expectations with the exception of Efficiency Ratio which will be 95% of target expectations.

PLAN PAYOUTS

The Adjusted Net Income, Threshold level, must be met for there to be any payment made under the scorecard result calculations. In the event that the Company does not meet threshold for Adjusted Net Income, any payout would be discretionary based upon Compensation Committee direction.

After all performance results are available at year-end, the awards will be calculated for each Plan participant, reviewed by the CEO and the Executive Chairman, and approved by the Compensation Committee. The Compensation Committee has the discretion to pay out annual incentives in cash or awards of Restricted Stock under this Annual Incentive Plan.

The actual award payouts will be calculated by interpolating scorecard results against threshold, target and maximum payout levels. A Plan participant must be an employee at the time of the award payout in order to receive a payout. The result of the performance criteria is calculated as a percent of base salary for participants during the current Plan year. Plan payouts will be made no later than 90 days after the year end.

From time to time, however, the Company may make mathematical errors or use erroneous or mistaken numerical data, assumptions, inputs and/or ratios, or revise such numerical data, assumptions, inputs and/or ratios, to more accurately reflect the correct numerical data, assumptions, inputs and/or ratios, resulting in a revised or corrected amount of compensation or award owed under this Plan (referred to as the "Revised Calculated Amount"). Such

Revised Calculated Amount, to the extent determined in good faith, shall be the final amount of any compensation, award or payout owed by the Company under this Plan.

Notwithstanding anything in this Plan or any notice, writing, communication or calculation worksheet to the contrary, (i) to the extent the Revised Calculated Amount is less than the Calculated Amount, the Plan Participant shall promptly return such negative difference to the Company, or (ii) to the extent the Revised Calculated Amount is greater than the Calculated Amount, the Company shall promptly pay the positive difference to the Plan Participant.

The award payouts shall be subject to rescission, cancellation, or recoupment, in whole or in part, under any current or future “clawback” or similar policy of the Company that is applicable to the participant.

PLAN ADMINISTRATION

Responsibilities of the Compensation Committee: The Compensation Committee has the responsibility to approve, amend, or terminate the Plan as necessary. The actions of the Compensation Committee shall be final and binding on all parties. The Compensation Committee shall also review the operating rules of the Plan on an annual basis and revise these rules if necessary. The Compensation Committee also has the sole ability to decide if an adjusted metric should be used, instead of the reported metric, to account for an extraordinary event1. The Compensation Committee may also review other relevant performance factors including, but not limited to, credit quality, capitalization, liquidity, and other risk factors and may modify or withhold calculated amounts to ensure incentives appropriately balance risk and reward. After approval by the Compensation Committee, management shall, as soon as practical, inform each of the Plan participants under the Plan of their potential award under the operating rules adopted for the Plan year.

Nothing herein limits the Compensation Committee from awarding one or more members of the Executive Management Team a bonus in cash and/or Restricted Stock for individual and/or Company performance beyond that reflected as a result of the Plan.

Responsibilities of the CEO: The CEO of the Company administers the program directly and provides liaison to the Compensation Committee, including the following specific responsibilities: Recommends the Plan Participants to be included in the Plan each year, determining if additional employees should be added to the Plan and if any Plan participants should be removed from participating in the Plan. The CEO will also provide recommendations for the award opportunity amounts at threshold, target and maximum payout for tiers II and below. The CEO will review the objectives and evaluations, adjust guideline awards for performance and recommend final awards to the Compensation Committee. In the case of related parties, the Executive Chairman of the Board will make the award recommendation and present to the Compensation Committee. The CEO may also provide other appropriate recommendations that may become necessary during the life of the plan. This could include such items as changes to Plan provisions.

Amendments and Plan Termination: The Company has developed the Plan on the basis of existing business, market and economic conditions, current services, and staff assignments. If substantial changes occur that affect these conditions, services, assignments, or forecasts, the Company may add to, amend, modify or discontinue any of the terms or conditions of the Plan at any time with approval from the Compensation Committee. The Compensation Committee may, at its sole discretion, terminate, change or amend any of the Plan as it deems appropriate.

1 An extraordinary event may include a merger, acquisition, divestiture or other financial event that was not outlined in the strategic plan, investment gains or losses, or changes in capital cost structure. This is not intended to be a complete list.

MISCELLANEOUS

Reorganization: If the Company shall merge into or consolidate with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person such succeeding or continuing company, firm, or person shall succeed to, assume and discharge the obligations of the Company under this Plan. Upon the occurrence of such event, the term “Company” as used in this Plan shall be deemed to refer to the successor or survivor company.

Tax Withholding: The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Plan.

Designated Fiduciary: The Company shall be the named fiduciary and Plan Administrator under the Plan. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

No Guarantee of Employment: This Plan is not an employment policy or contract. It does not give the Plan participant the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Plan participant.